Exhibit 99.2

HubSpot Announces Jerry Dischler Joins Board of Directors

CAMBRIDGE, MA (August 5, 2026) — HubSpot, Inc. (NYSE: HUBS), the agentic customer platform for scaling companies, announced today that Jerry Dischler has been appointed to the company's Board of Directors, effective August 5, 2026. Dischler brings nearly 20 years of executive experience at Google, most recently leading the development of AI agents for customer service and sales. He joins HubSpot's Board as the company deepens its investment in AI and agentic technology.

Dischler is currently a Partner at Angular Ventures, where he invests in early-stage AI and enterprise technology companies. Prior to that, he served as President of Cloud Applications at Google, accelerating the deployment of AI within Google Workspace and leading the development of AI-first business applications.

Prior to Cloud Applications, for 15+ years, Dischler also served in various roles of increasing responsibility in Google’s Ads business, most recently serving as Vice President and General Manager of Advertising at Google, where he oversaw all advertising products including search, display, shopping, travel, and video, as well as analytics. In this role, oversaw the launch of Performance Max, the industry's first completely AI-driven advertising product. His experience building AI-powered advertising products at scale maps closely to HubSpot's work of helping businesses attract and engage customers.

Before Google, Dischler served as Director of Engineering at Avolent, and also held engineering and leadership roles at Hyperion, Sana Security, and Accenture.

"Jerry is a remarkable leader who deeply understands both the transformative potential of AI and what it takes to build and scale AI-first products," said Yamini Rangan, CEO of HubSpot. "His experience shaping AI-driven product strategy, building products grounded in real customer needs, and turning emerging technology into measurable customer outcomes will be invaluable as HubSpot continues to help scaling companies grow. Jerry is one of the most accomplished AI product leaders in our industry, and we're thrilled to welcome him to our Board."

"I've seen firsthand how AI reshapes the way businesses connect with their customers," said Dischler. "HubSpot has built the platform to make that real at scale, and I'm excited to be part of what comes next."

Dischler holds a bachelor's degree from the University of Chicago and an MBA from The Wharton School of Business.

About HubSpot
HubSpot (NYSE: HUBS) is the agentic customer platform that helps businesses connect and grow better. HubSpot delivers seamless connection for customer-facing teams with a unified platform that includes AI-powered engagement hubs, a Smart CRM, and a connected ecosystem with over 2,000 App Marketplace integrations, a community network, and educational content. Learn more at www.hubspot.com.